Exhibit 4.27

Individual Maximum-Amount Guarantee Contract

Contract No: Jianmei Individual Maximum-Amount 2009001

Guarantor (Party A): Li Xianshou and Lian Xiahe
ID Card No.:             Li Xianshou 33010619680801010015
                                  Lian Xiahe 332627197007010088
Domicile: No. 67 Guancheng Chung Road, Yuhuan County, Zhejiang Province
Zip code:
Tel: 0833-8568566
Fax: 0833-8566013

Creditor (Party B): China Construction Bank Corporation, Meishan Branch
Domicile: No. 119 Hongxing Road, Dongpo District, Meishan, Sichuan Province
Zip Code: 620010
Responsible person: Liang Yuping
Tel: 0833-8109135
Fax: 0833-8113979

Whereas Party B has granted the credit lines for the first, third and fifth item listed below to Sichuan ReneSola Silicon Material Co., Ltd (hereinafter referred to as the “Debtor”) and during the period from January 24th 2009 to January 23rd 2014 (the “Debt Forming Period”) has signed and/or will sign RMB Loan Contract, Foreign Exchange Loan Contract, Bank Acceptance Agreement, Issuing Letters of Credit Contract, Opening Guarantee Agreement, Trade Financing Credit Lines Contracts and/or other legal documents with the Debtor (the above-mentioned contracts, agreements and/or other legal documents signed during the Debt Forming Period  hereinafter referred to as the “Main Contracts”):

(1)	Granting RMB/foreign currency loan;
(2)	Accepting commercial bills;
(3)	Opening letters of credit;
(4)	Issuing letter of guarantee;
(5)	Providing import and export trade financing (including but not limited to opening letters of credit, trust receipt loans and overseas payment etc.)
(6)	Other loan business: None
Party A is willing to provide the Debtor with maximum amount mortgage for the series of liabilities under the Main Contracts. Pursuant to relevant laws and regulations, both parties agree to enter into this Contract through negotiation for the purpose of common observation and implementation.

Article 1 Scope of guarantee and the maximum claim limit
(1)
The guarantee scope under this Contract shall be the overall liabilities under the Main Contracts, including without limitation the principal, interest (including compound interest and penalty interest), liquidated damages, compensation, other fares the debtor shall pay to Party B (including but not limited to the relevant procedure fees, telecommunication charges, miscellaneous fees or expenses, relevant bank fees that occurs when the beneficiary refuses to assume under the letters of credit), the realization expenses of Party B’s creditor’s rights and guarantee rights (including but not limited to litigation fees, arbitrations fees, property preservation fees, travel expenses, execution fees, evaluation fees, lot money, notarization costs, delivering fees, notice fees and attorney’s fee, etc).

(2)
The maximum amount of the guarantee liabilities under this Contract is up to RMB nine hundred million. In case Party A fulfills part of the guarantee obligations under this Contract, the maximum amount shall be deducted with the fulfilled amount.

(3)
If the formation time of the loan, advance, interest, expenses or other creditor’s rights of Party B exceeds the Debt Forming Period, the above mentioned debts shall still be included in the scope of the guarantee. The expiry date of the debt implementation period shall not be subject to that of the Debt Forming Period.

Article 2 Means of guarantee
Party A provides the joint and several guarantee liabilities.

Article 3 Period of guarantee
(1)
The period of guarantee under this Contract will be calculated separately according to the single loan business handled by Party B for the creditor, i.e. the period will begin on the date on which the Main Contract for each single loan is signed and ends at two years after the expiration of the period for fulfilling the debts under the Main Contract.

(2)
If Party B and the debtor enter into an extension agreement regarding the debt fulfillment period of the Main Contract, the guarantee period shall end on two years after the expiration of the period for fulfilling the debts renewed in the extension agreement. The extension on the debt fulfilling period doesn’t require Party A’ prior consent and Party A shall still undertake the joint guarantee responsibility for such debt.

(3)
If the circumstances stipulated by law or the Main Contract occurs and Party B declares the early maturity of the debt, the guarantee duration shall end at two years after the early maturity date of the debt.

Article 4 The independence of the guarantee contract
This Contract is independent from the Main Contracts. Any invalidity, partial invalidity, reversibility, dissolution of the Main Contract shall not affect the validity of this Contract. If the Main Contract is confirmed invalid, partial invalid, reversed, or dissolved, Party A shall take joint liability for the debts formed due to the return of property and compensation of the loss and damages by the debtor.

Article 5 Modification of the Main Contract
(1)
Party A agrees that if Party B and the debtor enter into or make any modification of the Main Contract (including but not limited to extending the fulfillment duration of the debt or increasing the amount of the principal debt, no consent is required from Party A who will still bear the guarantee responsibilities within the maximum amount and scope of guarantee.

(2)   Party A’s guarantee liabilities shall not be reduced for any occurrence of the following circumstance:
a. Restructuring, merger, acquisition, division, increasing or decreasing in capital, starting a joint venture, co-managing and renaming etc. of Party B or the debtor;
b. Party B entrusts a third party to fulfill its obligations under the Main Contract.
(3) If the creditor’s rights of the Main Contract are transferred, the guarantee under this Contract shall be transferred accordingly.
(4) If the transfer of the creditor’s rights and debts of the Main Contract is effective, invalid, unenforceable, revoked, or dissolved, Party A shall still bear the joint guarantee liabilities to Party B according to this Contract.

Article 6 Guarantee liabilities
(1)
If the debts under any of the Main Contracts are due or Party B declares the early maturity of the debt according to the Main Contracts or the relevant laws and that the Debtor fails to full pay the debt or breach other regulations of the Main Contracts, Party A shall undertake the guarantee responsibility within the agreed scope herein.

(2)
No matter whether Party B has got any other guarantee for the debt under the Main Contracts (including without limitation guarantee, mortgage, pledge, performance letter, standby letter of credit, etc), no matter when or whether the above-mentioned guarantee establish or come into effect, no matter whether Party B has claimed the claim to the other guarantor for the debt in whole or part, no matter whether any third party agree to undertake the debt in whole or part under the Main Contracts. And no matter whether such a guarantee is provided by the debtor itself, the guarantee liability of Party A under this contract shall not be reduced or exempted and Party B is entitled to directly require Party B to perform the obligation as per the Contract. Party A shall not raise any objection to such a request.

(3)
If the maximum guarantee hereunder in the Contract is lower than the actual claim amount formed under the Main Contracts and the claim has not been cleared in full after Party A perform the guarantee obligations, Party A undertakes that the claim of its right of recourse or right of subrogation to the debtor shall damage any interest of Party A and agree that the debt under the Main Contracts shall be settled prior to the exercise of its right of recourse or right of subrogation. To be specific, before the creditor’s right of Party B has been realized,

A.
Party A agrees not to claim the right of recourse or right of subrogation to the debtor or any other guarantor. If Party A has exercised the above right for any reason, Party A shall use the collected amount to pay the unpaid debt owe to Party B as a priority

B.
If the debt under the Main Contracts is guaranteed with property, Party A agrees not claim for such property or any amount obtained by disposal of such property for the cause of the right of subrogation or any other reasons. The above guarantee property and the amount collected shall be used to pay the unpaid debt owe to Party B as a priority.

(4)
Party A has been full aware of the interest rate risk. If Party B adjusts the interest rate, interest calculation or interest settlement method according to the Main Contracts or the change of national risk rate policy which results in that the interest, penalty interest or the compound interest the Debtor shall pay would increase. For the increased amount, Party shall undertake a joint guarantee liability.

(5)
If in addition to the debts under the Main Contracts, the Debtor also owes other due debt to Party B, Party B is entitled to transfer any amount in RMB or other currency in the account of the Debtor opened in China Construction Bank to pay any due debt. The guarantee liability of Party A shall not be reduced or exempted due to such a transfer.

(6)
If Party A provides guarantee for the debt on financing import and export trade of Party B, no matter whether Party B has the right to dispose or has not disposed the relevant documents and/or commodity under the Main Contracts, no matter whether the background contract for applying such a trading financing has any dispute or fraud, and no matter whether Party B has exploited other rights or remedies under the Main Contracts, Party A shall fulfill its guarantee obligation under the Contract and no objection shall be raised.

Party A confirms that it doesn’t need its prior approval when Party B or the Debtor accepts any discrepancy between the documents and the clause in letter of Credit or between different documents. Party A shall not apply for liability exemption based on the reason that the acceptance of such discrepancy by Party A or the Debtor is without its approval.

Article 7 Other liabilities of Party A
(1)	Party A shall monitor the Debtor on the loan use circumstance (including the use purpose)

(2)
Party shall honestly provide the documents relating to his financial statement, personal credit etc. and guarantee that such documents are exact, true, compete and effective. Without Party B’s written consent, Party A shall not provide to any third party the guarantee beyond his affordability.

(3)
If Party A changes his nationality, residence place, marital status, has serious disease, is imposed with administrative or criminal penalty, get involved in significant civil legal dispute or incur the financial situation deterioration, Party A shall notify Party B immediately and as per Party B’s request ensure the undertaking, transfer, succession of the guarantee liability under the Contract or provide new guarantee for the performance of the Main Contract acceptable for Party B.

(4)
The enterprise for which Party A is the controlling shareholder or actual controller has incurred merger, acquisition, division, shareholding change, increasing or decreasing in capital, starting a joint venture, co-managing and renaming etc, Party A shall in time inform Party B.

Article 8 Other liabilities of Party A
(1) Deduction of the amount payable
Party B shall be entitled to deduct directly all the amounts payable under this Contract from the account opened by Party A at the Construction Bank System in RMB or other currencies without noticing Party A in advance. In case the exchange settlement and foreign exchange transaction procedure are needed to be completed, Party A shall assist Party B in completing these formalities and the exchange rate risk shall be borne by Party A.
(2) The use of the information of the Borrower
Party A agrees that Party B may inspect Party A’s credit status from the credit database established under the approval of the Construction Bank of China and credit departments or from relevant organizations and departments and may provide the information of Party A to the credit database mentioned above. Party A agrees that Party B may properly use and disclose the information of Party A due to business needs.
(3) Collection through public announcement
In case Party A breaches the Contract, Party B is entitled to report to the relevant authority on the act of breach and make such act(s) public in the mass media.
(4) Evidence effect of the records of Party B
Unless there is reliable and definitive adverse proof, the internal accounting records relating to the principal, interest, expenses and repayment records, the supporting documents and vouchers made or preserved by Party B generated during going through business procedure of drawing, loan repayment and interest payment shall serve as the effective evidences of the debtor-creditor relationship under the Main Contracts. Party A shall not raise an objection only because the above-mentioned records, supporting documents, vouchers are unilaterally made or preserved by Party B.

(5) Retention of rights
The rights of Party B under this Contract shall not effect or exclude other rights entitled under the laws and regulations and other contracts. Any forbearance, extension or favor granted on the contract breach or delay or any delay by Party B in exercising any of its rights under this Contract shall not be considered as a waiver of the rights and interests under this Contract, or the permission or approval of the behavior violating the stipulations of this Contract, or limit, prevent or hinder the continuing exercising of the rights thereof or the exercising of any other rights, or results in any obligations and responsibilities Party B undertakes to Party A.
Even if Party B fails to or delays to exercise any rights under the Main Contracts or has not exploited all the remedies under the Main Contract, Party A’s guarantee liability shall not be reduced or exempted accordingly. However, if Party B reduces or exempts any debts under the Main Contracts, the guarantee liability of Party A under this Contract shall be reduced or exempted accordingly.
(6)Dissolution or Bankruptcy of the Debtor
When Party A knows that the Debtor has come into dissolution or bankruptcy procedure, Party A shall immediately advise Party B to declare the claims and at the same time have itself in time take part in the procedure and exercise the right of subrogation in advance. If Party A knows or should have known that the Debtor has come into dissolution or bankruptcy procedure, but fails to exercise the right of subrogation in advance in good time, any loss incurred shall be borne by Party A.
In spite of the stipulations in the second clause under Item 5 of this Article, during the Debtor’s bankruptcy procedure, if Party B and the Debtor have reached a composition agreement or have agreed to a restructuring plan, the right of Party B under this Contract shall not be damaged due to such an agreement or the agreed restructuring plan and Party A’s guarantee liability shall not be reduced or exempted due to the above reasons. Party A shall not defend the claim of Party b with the stipulations in the contract or restructuring plan reached between Party B and the Debtor. For any debts which can’t be settled due to the compromise Party B has made to the Debtor in a composition agreement or a restructuring plan, Party B is still entitled to claim to Party A for settlement.
(7) Party A shall notify Party B in writing of changes of the address or contact information. If it fails to notify in time, the loss caused thereby shall be undertaken by Party A.
(8) Dispute Resolution
Any dispute arising from or out of the performance of this Contract shall be resolved by both parties through amicably negotiation. If no agreement can be reached through consultations, the disputes shall be resolved through the means in Item (1) below:
A. Legal action at the court of jurisdiction over the area where Party B is located;
B. Application for arbitration with ________ Arbitration Commission (Place of Arbitration ____) in accordance with the arbitration rules effective at the date of application. The arbitral award will be final and binding upon the two parties concerned.
During the course of legal action or arbitration, the parties should continue to perform the terms that are not involved in the dispute.
(9). Effectiveness
This Contract shall become effective after it is signed and sealed by the legal representatives or authorized signatories of Party A and Party B.
(10). This Contract shall be made in four copies.
(11) Miscellaneous: none

Article 9 Representation and Warranty of Party A
(1). Party A has got a comprehensive and accurate understanding of business scope and extent of authorization of Party B;

(2). Party A has read all the provisions of this Contract and the Main Contracts; Party B has made the clarification or explanations in response to the request by Party A; and Party A has got a complete and accurate understanding of all the provisions of this Contract and the corresponding legal consequences.
(3) Party A has the legal qualification for acting as a guarantor
(4) Party A has been fully aware of the Debtor’s situation in term of asset, debt, operation, credit, reputation etc, all the content of the Main Contracts, and on whether the Debtor has the qualification and authorization for entering the Main Contracts.

Party A or Authorized Representative (Signature) : /s/Xianshou Li, /s/Xiahe Lian
Date: January 24th, 2009

Party B /Seal/

Legal representative or Authorized Representative (Signature): /s/ Liang Yuping
Date: January 24th, 2009